Exhibit 99.1

www.chasecorp.com ASE:CCF FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES ITS RESULTS FOR THE

THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2005

Bridgewater, MA – July 12, 2005 – Chase Corporation (AMEX:CCF) today reported revenues of $65,805,000 for the nine months ended May 31, 2005 compared with $64,366,000 for the same period last year.  Net income was $2,777,000 or $0.71 per diluted share for the nine months ended May 31, 2005 compared to $2,891,000 or $0.72 per diluted share in the prior year period.  Third quarter fiscal 2005 revenues were $23,551,000 compared to $22,201,000 in the prior year period.  Net income and net income per diluted share were $1,027,000 and $0.26 in the third quarter of fiscal 2005 compared to $1,374,000 and $0.35, respectively in the third quarter of fiscal 2004.

Income before loss on minority interest, legal settlement and impairment of goodwill was $1,440,000 or $0.37 per diluted share for the quarter ended May 31, 2005 compared to $1,378,000 or $0.35 per diluted share in the prior year period.

While revenue and earnings are growing within our Specialized Manufacturing segment, our Electronic Manufacturing Services segment continues to run behind prior year results.  The Specialized Manufacturing segment’s earnings increased $271,000 or 10% to $3,065,000 in the third quarter ended May 31, 2005 compared to $2,794,000 in the prior year period.

On June 14, 2005, the Company filed a stipulation of dismissal with prejudice resolving outstanding litigation with Tyco Adhesives arising out of Tyco’s allegations that the Company had improperly used Tyco trade secrets and confidential information.  The Company had denied all liability and vigorously defended the case.  While believing that it had meritorious defenses to Tyco’s claims, in a settlement agreement effective June 5, 2005, the Company and two of its former employees settled the matter prior to trial for a cash payment of $520,000 to avoid a prolonged and expensive trial.  The settlement releases the Company as well as the two former employees for liability for all past actions.  Chase also agrees not to use Tyco’s trade secrets and confidential information with respect to the pressure sensitive tape business in the future, but the restriction is narrowly defined so that it should not interfere with planned future business activities.

Although the $520,000 settlement payment was made in June 2005, it was accrued for on a pre-tax basis as of the Company’s quarter ended May 31, 2005 in accordance with generally accepted accounting principles.

On June 21, 2005, the Company sold all of its remaining investment interest in Stewart Group Inc. (“SGI”) to the majority shareholder of SGI (SGL Holdings Ltd.) for $450,000 plus additional contingent consideration as defined in the Share Purchase Agreement.  The sale of the Company’s investment in SGI was less than its book value and thus the Company recorded an impairment charge of $83,000 in the third quarter ended May 31, 2005 to bring the book value of its investment in SGI to $450,000.

It is not expected that the Company’s annual dividend payment will be impacted by the above described legal settlement or the impairment charge related to the Company’s unconsolidated joint venture.

Effective April 1, 2005, the Company announced the acquisition of certain assets of E-Poxy Engineered Materials.  The manufacturing of this product line has been relocated to our Pittsburgh facility.  We also continue to move forward with completing our due diligence surrounding our potential acquisition of Concoat Holdings based in the United Kingdom. Additionally, we continue to look for new investment opportunities that will benefit and grow our existing operations.

	For the Nine Months Ended May 31,		For the Three Months Ended May 31,
	2005	2004	2005	2004

Revenues	$65,805,000	$64,366,000	$23,551,000	22,201,000

Income before loss on minority interest, legal settlement and impairment of goodwill	3,168,000	3,999,000	1,440,000	1,378,000

Loss on minority interest, legal settlement, and impairment of goodwill, net of tax	(391,000)	(1,108,000)	(413,000)	(4,000)

Net Income	2,777,000	2,891,000	1,027,000	1,374,000

Income before loss on minority interest, legal settlement and impairment of goodwill per share
Basic	$0.84	$1.05	$0.38	$0.37
Diluted	$0.81	$0.99	$0.37	$0.35

Net Income per share:
Basic	$0.74	$0.76	$0.27	$0.37
Diluted	$0.71	$0.72	$0.26	$0.35

Weighted average common shares outstanding:
Basic	3,775,000	3,796,000	3,821,000	3,679,000
Diluted	3,919,000	4,022,000	3,918,000	3,895,000

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.